EXHIBIT 5.1

Campbells LLP

Floor 4, Willow House | Cricket Square

Grand Cayman KY1-9010 | Cayman Islands

aclynes@campbellslegal.com

t. +1 345 949 2648 | f. +1 345 949 8613

campbellslegal.com

Our Ref: 16074-26294

Your Ref:

Farmmi, Inc.

Fl 1, Building No. 1, 888 Tianning Street

Liandu District

Lishui, Zhejiang Province

P.R. China 323000

June 17 2026

Dear Sirs

Farmmi, Inc.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined in Schedule 1 hereto) being entered into by Farmmi, Inc. (the “Company”) in connection with the subscription for Class A Ordinary Shares (as defined in the SPA) (the “Transaction Shares”) and arrangements related thereto.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents (as hereinafter defined) nor upon the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the Qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the Cayman Islands:

1

The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power, capacity, authority and legal right to execute and deliver the Documents and to perform the provisions of the Documents to be performed on its part.

2

The Documents and the performance by the Company of its obligations thereunder have been duly authorised and the Documents have been duly executed by the Company and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3	The execution, delivery and performance of the Documents, by the Company in accordance with the terms and provisions thereof do not:

	3.1	contravene any law, regulation order or decree of the Cayman Islands applicable to the Company as in effect on the date hereof; or

	3.2	contravene the Memorandum and Articles (as defined below).

4

Neither the execution, delivery or performance of the Documents nor the consummation or performance of any of the transactions contemplated thereby by the Company requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any action in respect of any Cayman Islands governmental or judicial authority or agency.

5

The Transaction Shares have been duly and validly authorized and, when issued, delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be duly and validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

6	The express choice of the laws stated to govern the Documents would be upheld as a valid choice of law in any action on those documents in the courts of the Cayman Islands.

7

The courts in the Cayman Islands will recognise and enforce a foreign judgment of a court of competent jurisdiction, without re-examination of the merits at common law, based upon the principle that a judgment of a competent court imposes upon the judgment debtor an obligation to pay the sum for which the judgment has been given, provided that such judgment is final, for a liquidated sum not in respect of taxes or other charges of a like nature or in respect of a fine or other penalty, and was not obtained in a manner, and is not of a kind, the enforcement of which is contrary to the public policy of the Cayman Islands.

8

Based solely upon our online search of the Cause List and the Register of Writs and other Originating Process of the Grand Court from the date of incorporation of the Company to 2.00 p.m. on the business day preceding the date hereof, we confirm that there are no actions, suits or proceedings pending against the Company before any court in the Cayman Islands and no steps have been, or are being, taken to compulsorily wind up the Company.

9	The Transaction Shares are free of preemptive rights, rights of first refusal and restrictions upon voting or transfer contained in the Memorandum and Articles.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

2

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,

Campbells LLP

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Schedule 1

List of Documents Examined

1	Certificate of Incorporation of the Company dated 28 July 2015;

2	Copy of a Certificate of a Director of the Company dated 23 August 2024 (the “Director’s Certificate”);

3

The Fourth Amended and Restated Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on 5 December 2025 and a copy of the minutes of the annual shareholder meeting of the Company dated 24 February 2026 certified as true pursuant to the Director’s Certificate (the "Memorandum and Articles");

4	A copy of the Register of Directors of the Company filed with the Registrar of Companies in the Cayman Islands on 14 July 2021, certified as true pursuant to the Director’s Certificate;

5	Certificate of Good Standing in respect of the Company dated 16 June 2026 issued by the Registrar of Companies;

6	Unanimous written resolutions of the Directors of the Company dated 21 May 2026 (the "Resolutions");

7

Securities Purchase Agreement dated as of 16 June 2026 by and among the Company and the investors listed on the Schedule of Purchasers attached thereto in connection with the purchase of the Company’s Class A ordinary shares (the “SPA”);

8	Such other documents as we have considered necessary for the purposes of rendering this opinion.

The documents listed in paragraphs 7 to 8 (inclusive) above are collectively referred to in this opinion as the "Documents".

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Schedule 2

Assumptions

The opinions hereinbefore given are based upon the following assumptions:

1

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2

The execution, delivery and performance of the obligations under the Documents are within the capacity and powers of, and have been duly authorised and executed by, each of the parties thereto under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands).

3	The Documents are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

4

The choice of the laws of the jurisdiction selected to govern the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of all relevant jurisdictions (other than the Cayman Islands).

5

All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

6

All conditions precedent contained in the Documents have been or will be satisfied or waived and none of the Documents have been amended, varied or otherwise modified following the execution of such documents.

7	No disposition of property effected by the Documents is made wilfully to defeat an obligation owed to a creditor and at an undervalue.

8

The Company was on the date of execution of the Documents able to pay its debts as they became due from its own moneys and that any disposition or settlement of property effected by the Documents is made in good faith and for valuable consideration and at the time of each such disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due.

9	None of the Documents has been or will be executed or delivered in the Cayman Islands.

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10

All original documents are authentic, that all copies are complete and conform to their originals and conform in every material respect to the latest drafts of the same produced to us and that where documents have been provided to us in successive drafts marked-up to indicate changes to such documents all such changes have been so indicated, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, and, with respect to electronic signatures, that: (i) the means of creating the electronic signatures is linked to the signatory and to no other person; (ii) the means of creating the electronic signature was, at the time of signing, under the control of the signatory; (iii) no alteration to the electronic signature has been made after the time of signing; and (iv) any alteration made to the documents executed by way of an electronic signature after the time of signing is detectable.

11

The copies of the Memorandum and Articles and Registers of Directors and Officers, Members and Mortgages and Charges provided to us by the registered office of the Company are true, correct and up-to-date copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

12

The records of the Company (other than those referred to above, including, for greater certainty, in Schedule 1), which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein.

13

The copies produced to us of minutes of meetings and/or of resolutions (including the Resolutions) correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions (including the Resolutions) were duly passed and are in full force and effect and have not been revoked or rescinded and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct).

14

The minute book of the Company to the extent examined by us on the date hereof contains a complete and accurate record of the business transacted by it and that all matters required by law to be recorded therein are so recorded.

15

The Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us in an online search at www.judicial.ky at 2.00 p.m. on the business day preceding the date hereof from the date of incorporation of the Company constitutes a complete record of the proceedings before the Grand Court of the Cayman Islands relating to the Company.

16

No monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively) and the parties thereto will comply, or have complied, with their obligations under the Proceeds of Crime Act (as revised), Terrorism Act (as revised), Proliferation Financing (Prohibition) Act (as revised), Anti-Money Laundering Regulations (as revised) and the Guidance Notes on the Prevention and Detection of Money Laundering, Terrorist Financing and Proliferation Financing in the Cayman Islands, directives and guidance issued by the Cayman Islands Monetary Authority and the Cayman Islands Financial Reporting Authority.

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17

None of the parties to the Documents (other than the Company) are a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions and/or measures adopted by the United Kingdom extended to the Cayman Islands by the Order of His Majesty in Council.

18

Each director of the Company considers the transactions contemplated by the Documents to be of commercial benefit to the Company and has acted in good faith in the best interest of the Company, and for proper purpose of the Company, in relation to the transactions which are subject of this opinion.

19

Where the Documents have been provided to us in draft or undated form, they will be duly executed, dated and unconditionally delivered by all parties to it in materially the same form as the last version provided to us.

20

Each investor has paid to the Company all monies, liabilities and engagements whether presently payable or not, called or payable at a fixed time, owing by it, him or his estate, to the Company, either alone or jointly with any other person, whether a member or not and whether in respect of the Transaction Shares or for any other reason.

21

That upon issuance of the Transaction Shares the Company will have received consideration for the full issue price which shall not be less than the par value thereof and the Transaction Shares will be duly registered in the Company’s register of members.

22

That there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Documents or which materially affect, amend or vary the transactions contemplated by the Documents.

23	The final terms of the Documents will not put the Company in breach of any laws or its Memorandum and Articles.

24	The Company will issue the Transaction Shares in furtherance of its objects set out in its Memorandum and Articles.

25	The accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents and any other documents reviewed by us.

26

That there is no provision of the law of any jurisdiction and nothing underlying any law (other than the Cayman Islands) which would have any implication in relation to, or which might affect, the opinions expressed herein.

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Schedule 3

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1

The term "enforceable" as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands enforce: it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

	1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating to or affecting the rights of creditors;

	1.2	enforcement may be limited by general principles of equity;

	1.3	claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

1.4

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable inside Cayman Islands to the extent that performance would be illegal under the laws that jurisdiction;

	1.5	an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

1.6

to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or repayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

	1.7	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

1.8

a provision of a Document that fetters any statutory power of a Cayman Islands company, such as a provision restricting the company's power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

1.9

enforcement or performance of any provision in the Documents which relates, directly or indirectly, to an interest in a Cayman Islands company or limited liability company constituting shares, membership interests, voting rights or director or manager appointment rights in respect of such company or limited liability company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act or the Limited Liability Companies Act (as revised); and

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	1.10	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

2

Cayman Islands stamp duty will be payable if the Documents are executed in, brought to, or produced before a court of the Cayman Islands. Such stamp duty would not exceed the sum of CI$500 in respect of each of the Documents.

3

A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to the effect therein contained, if, for example, it could be shown to have resulted from an unreasonable, arbitrary or improper exercise of discretion or in the event of manifest error.

4

If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

5	To maintain the Company in good standing under the Companies Act (as revised) annual filing fees must be paid and returns made to the Registrar of Companies.

6

The parties to the Documents are required to comply with the Proceeds of Crime Act (as revised), the Terrorism Act (as revised), the Proliferation Financing (Prohibition) Act (as revised), the Anti-Money Laundering Regulations (as revised) and the Guidance Notes on the Prevention and Detection of Money Laundering, Terrorist Financing and Proliferation Financing in the Cayman Islands, directives and guidance issued by the Cayman Islands Monetary Authority and the Cayman Islands Financial Reporting Authority.

7	We express no opinion upon any clause in the Documents providing that the terms thereof may only be amended in writing.

8

Notwithstanding any purported date of execution of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

9

The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

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10

Any provision in any of the Documents purporting to grant rights to a person who is not a party to such document (a “third party”) is unenforceable by or against that third party unless the third party is expressly identified in the document by name, as a member of a class or as answering a particular description, including persons nominated or otherwise identified in the terms of the document, and the document expressly provides that the third party may enforce such term.

11

Where a third party has been granted the right to enforce a term of a contract, the ability of the parties to the contract to rescind the contract, or vary it so as to extinguish or alter the entitlement of the third party under that right, without the consent of such third party are limited.

12

We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

13

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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